Exhibit 99.1


                         CorVu Corporation Names New CEO

       Joseph Caffarelli brings wealth of leadership experience in public and private equity markets to CorVu

Minneapolis - August 2, 2005 - CorVu(R) Corporation (OTC BB: CRVU), announced today the appointment of Joseph Caffarelli as President and Chief Executive Officer of CorVu Corporation.

Mr. Caffarelli brings to CorVu extensive management experience in growth environments including recent key management roles with both domestic and international midsize and start-up companies. He has been a key participant in three IPOs on NASDAQ aggregating $400 million as well as securing pre-IPO private equity funding. Previously, Joseph held executive management positions at MedSource Technologies Inc., Airspan Networks Inc. and Physio-Control International Corporation during their start-up, private-funding, IPO and public phases. Previously, Mr. Caffarelli spent nineteen years in a variety of management positions at General Electric Company.

"We are pleased to have Joseph Caffarelli join CorVu and are confident that his experience with mid-size growth companies as well as with start-ups will be invaluable in directing CorVu's future growth," said James Mandel, Chairman of the Board, CorVu Corporation. "His motivating leadership style will be instrumental in helping CorVu achieve the next level in growth, revenue and profitability."

"I am very pleased to be joining CorVu and look forward to working with its experienced and capable management team in executing the Company's growth strategy," said Joseph Caffarelli. "I am excited with CorVu's prospects to share in the significant growth potential of the North American and global markets and believe that we have the innovative technology and the necessary resources at our disposal to achieve our goals," he added.

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About CorVu Corporation

Pioneering the automation of the balanced scorecard, CorVu has been a thought leader in performance management software for more than 10 years. CorVu uniquely combines performance metrics, initiatives, budgeting and planning, risk management, and reporting in a single application. The CorVu 5 solution is a purpose-built application that is easy to use, scalable, and rapidly deployable. For more information, visit www.corvu.com.


Forward-Looking Statements

This announcement contains statements regarding the Company's growth, revenue and profitability that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that the hiring of a new CEO may not have any positive effects on the Company's growth, revenue and profitability. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.